Exhibit 10.21

WAIVER AND SECOND LOAN MODIFICATION AGREEMENT

This Waiver and Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into and effective as of March 26, 2010 (the “Second Loan Modification Effective Date”), by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and ATRICURE, INC., a Delaware corporation with its chief executive office located at 6217 Centre Park Drive, West Chester, Ohio 45069 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 1, 2009, evidenced by, among other documents, a certain Loan and Security Agreement dated as of May 1, 2009, between Borrower and Bank, as modified by that certain Consent, Waiver and First Loan Modification Agreement, dated as of November 4, 2009 (as amended, the “Existing Loan Agreement” and, as amended hereby, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and in a certain Intellectual Property Security Agreement, dated as of May 1, 2009, by and between Borrower and Bank (the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with the Existing Loan Agreement and all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.9(b) thereof, in its entirety:

“(b) Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of $1,750,000 for Borrower’s fiscal year ending December 31, 2009, $3,400,000 for Borrower’s fiscal year ending December 31, 2010, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree, provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be $3,400,000 for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year.”

and inserting in lieu thereof the following:

“(b) Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of $1,750,000 for Borrower’s fiscal year ending December 31, 2009, $3,790,000 for Borrower’s fiscal year ending December 31, 2010, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree, provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be $3,790,000 for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year.”

2	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.9(d) thereof, in its entirety:

“(d) Minimum EBITDA. Maintain, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA

September 1, 2009 through and including December 31, 2009	($500,000)

January 1, 2010 through and including March 31, 2010	($750,000)

April 1, 2010 through and including June 30, 2010	$1.00

July 1, 2010 through and including December 31, 2010	$250,000

January 1, 2011 and thereafter	An amount as Borrower and Bank may agree

; provided, however, that in the event Bank and Borrower have not agreed upon such amounts for 2011 and thereafter on or before January 31, 2011, the minimum EBITDA covenant shall revert to the amounts and thresholds for the corresponding monthly periods in 2010, until such time as Bank and Borrower have agreed upon such amounts.”

and inserting in lieu thereof the following:

“(d) Minimum EBITDA. Maintain, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA

January 1, 2010 through and including February 28, 2010	($750,000)

March 1, 2010 through and including December 31, 2010	($2,500,000)

January 1, 2011 and thereafter	An amount as Borrower and Bank may agree

; provided, however, that in the event Bank and Borrower have not agreed upon such amounts for 2011 and thereafter on or before January 31, 2011, the minimum EBITDA covenant shall remain ($2,500,000) and continue to be measured as of the end of each month for the trailing six-month period ending as of the end of such month, until such time as Bank and Borrower have agreed upon such amounts.”

3	The Loan Agreement shall be amended by deleting the following text appearing in Section 10 thereof:

“If to Borrower	AtriCure, Inc.
6033 Schumacher Park Drive
West Chester, Ohio 45069
Attn: Julie A. Piton
Fax: (513) 644-1315
Email: jpiton@atricure.com

If to Bank:	Silicon Valley Bank
230 West Monroe, Suite 720
Chicago, Illinois 60606
Attn: Janice Galbavy
Fax: (312) 704-132
Email: jgalbavy@svb.com”

and inserting in lieu therof the following

“If to Borrower	AtriCure, Inc.
6217 Centre Park Drive
West Chester, Ohio 45069
Attn: Julie A. Piton
Fax: (513) 644-1315
Email: jpiton@atricure.com

If to Bank:	Silicon Valley Bank
380 Interlocken Crescent, Suite 600
Broomfield, Colorado 80021
Attn: Adam Glick
Fax: (303) 469-9088
Email: aglick@svb.com

With a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemelaw.com”

4	The Loan Agreement shall be amended by inserting the following definitions in their appropriate alphabetical order in Section 13.1 thereof:

““Second Loan Modification Agreement” is that certain Waiver and Second Loan Modification Agreement, by and between Borrower and Bank, dated and effective as of the Second Loan Modification Effective Date.

“Second Loan Modification Effective Date” is defined in the preamble of the Second Loan Modification Agreement.”

5	The Loan Agreement shall be amended by deleting the following definition from Section 13.1 thereof, in its entirety:

““Current Liabilities” are all obligations and liabilities of Borrower to Bank (regardless of when they mature), plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year; provided, however, Current Liabilities shall not include (a) principal or interest on the DOJ Obligations to the extent such amounts would otherwise constitute Current Liabilities or (b) up to Two Million Dollars ($2,000,000) of liability associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount.”

and inserting in lieu thereof the following:

““Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year; provided, however, Current Liabilities shall not include (a) principal or interest on the DOJ Obligations to the extent such amounts would otherwise constitute Current Liabilities or (b) up to Two Million Dollars ($2,000,000) of liability associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount.”

6	The Loan Agreement shall be amended by deleting the following clause (g) from the definition of “Permitted Indebtedness” in Section 13.1 thereof, in its entirety:

“(g) Indebtedness of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower that, when aggregated with Investments of Borrower in Subsidiaries that are permitted pursuant to the definition of “Permitted Investments” hereunder, does not exceed Seven Million Dollars ($7,000,000) in the aggregate for all Subsidiaries (net of repayments by the Subsidiaries to Borrower) and Indebtedness of any Subsidiary to any other Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);”

and inserting in lieu thereof the following:

“(g) Indebtedness of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower that, when aggregated with Investments of Borrower in Subsidiaries that are permitted pursuant to the definition of “Permitted Investments” hereunder, does not exceed Nine Million Dollars ($9,000,000) in the aggregate for all Subsidiaries (net of repayments by the Subsidiaries to Borrower) and Indebtedness of any Subsidiary to any other Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);”

7	The Loan Agreement shall be amended by deleting the following clause (f) from the definition of “Permitted Investments” in Section 13.1 thereof, in its entirety:

“(f) Investments (i) by Borrower in Subsidiaries that, when aggregated with Indebtedness of Subsidiaries to Borrower that is permitted pursuant to the definition of “Permitted Indebtedness” hereunder, do not exceed Seven Million Dollars ($7,000,000) (or the Dollar equivalent thereof) in the aggregate for all Subsidiaries (net of repayment by the Subsidiaries to Borrower) and (ii) by Subsidiaries in Borrower;”

and inserting in lieu thereof the following:

“(f) Investments (i) by Borrower in Subsidiaries that, when aggregated with Indebtedness of Subsidiaries to Borrower that is permitted pursuant to the definition of “Permitted Indebtedness” hereunder, do not exceed Nine Million Dollars ($9,000,000) (or the Dollar equivalent thereof) in the aggregate for all Subsidiaries (net of repayment by the Subsidiaries to Borrower) and (ii) by Subsidiaries in Borrower;”

B.	ACKNOWLEDGMENT OF DEFAULTS; WAIVER.

1	Borrower has informed Bank that it anticipates that it will fail to comply with the minimum EBITDA financial covenant set forth in Section 6.9(d) of the Existing Loan Agreement for the compliance period ended February 28, 2010 (the “Existing Default”).

2	Bank hereby waives Borrower’s Existing Default under the Existing Loan Agreement. Bank’s waiver shall only apply to the Existing Default described above, and only for the specific compliance period described above. Borrower hereby acknowledges and agrees that, except as specifically provided herein, nothing in this Section or anywhere in this Agreement shall be deemed or otherwise construed as a waiver by the Bank of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise.

4. FEES. Borrower shall pay to Bank a modification fee equal to Five Thousand Dollars ($5,000), which modification fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this Agreement.

5. CONDITIONS PRECEDENT TO EFFECTIVENESS. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to the entering into and the effectiveness of this Loan Modification Agreement, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

a)	copies, certified by a duly authorized officer of the Borrower to be true and complete as of the date hereof, of each of (i) the governing documents of the Borrower as in effect on the date hereof (to the extent such governing documents have been amended since the same were last delivered to Bank), (ii) the resolutions of the Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and the Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized;

b)	a certificate of the from the Secretary of State for the applicable jurisdiction, as of a recent date as to the Borrower’s existence, good standing and foreign qualification (as applicable);

c)	a duly executed copy of this Loan Modification Agreement;

d)	a landlord’s consent in favor of Bank, in form and substance acceptable to Bank, in its sole discretion, for 6217 Centre Park Drive, West Chester, Ohio 45069;

e)	a legal opinion of counsel to the Borrower as to authority and enforceability of the Loan Modification Agreement; and

f)	such other documents as the Bank may reasonably request.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12. CONFIDENTIALITY. Without limiting Section 12.10 of the Loan Agreement (which is and shall remain in full force and effect), Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

JURISDICTION/VENUE. California law governs the Loan Documents, including, without limitation, this Loan Modification Agreement without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN MODIFICATION AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

13. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the Second Loan Modification Effective Date.

BORROWER:	BANK:

ATRICURE, INC.	SILICON VALLEY BANK

By: /s/ Julie A. Piton	By: /s/ Derek Johnson

Name: Julie A. Piton	Name: Derek Johnson

Title: Vice President/Chief Financial Officer	Title: Relationship Manager